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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Copart, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-81238) on Form S-8 of Copart, Inc. of our report dated September 17, 1999, relating to the consolidated balance sheets of Copart, Inc. and subsidiaries as of July 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1999, and related schedule, which report appears in the July 31, 1999, annual report on Form 10-K of Copart, Inc.

                                                KPMG LLP

San Francisco, California
October 13, 1999